EXHIBIT 99.1

DIGITAL ANGEL SIGNS PREPAYMENT AGREEMENT WITH LENDERS
FOR EARLY RETIREMENT OF TERM DEBT

Agreement Eliminates Its November Monthly Principal Payment of Approximately $200,000

SO. ST. PAUL, MN (November 12, 2009) – Digital Angel (NASDAQ: DIGA), an advanced technology company in the field of animal identification and emergency identification solutions, is pleased to announce that it has entered into an agreement with its primary lender to an early payoff of approximately $5 million of term debt originally due in February 2010.

On November 5, 2009, the Company entered into a letter agreement with Laurus Master Fund, Ltd. and its affiliates that upon closing and receipt of proceeds from the McMurdo asset sale to Orolia SA, as previously announced, the Company will prepay the principal balance together with all accrued fees and interest.  After this prepayment is made, which will occur within three days of receipt of McMurdo sale proceeds, all term loan debt obligations to Laurus will be satisfied in full. The Company’s monthly principal payment under the Laurus term loans has been approximately $200,000.

Joseph J. Grillo, CEO of Digital Angel, commented, “We believe that this agreement to prepay our term debt in full results in a substantial improvement to our balance sheet and cash flow, and should remove considerable uncertainty as to the future prospects of the Company. Even more important, we now have a much broader range of financing options available to us as we plan the future growth of our Animal Identification business.”

About Digital Angel
Digital Angel (www.digitalangel.com) is an advanced technology company in the field of animal identification and emergency identification solutions. Digital Angel’s products are utilized around the world in such applications as pet identification using its patented, FDA-approved implantable microchip; livestock identification and tracking using visual and radio frequency identification (RFID) ear tags; and global positioning systems (GPS) search and rescue beacons for use on aircraft, ships and boats, and by adventure enthusiasts.

This press release contains certain “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements included in this press release include, without limitation, those concerning expectations regarding the expected benefits of the transaction and its impact on the Company’s financial results and balance sheet. These forward-looking statements are based on the Company’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions. Additional information about these and other factors that could affect the Company’s businesses is set forth in the Company’s Form 10-K under the caption “Risk Factors” filed with the Securities and Exchange Commission (“SEC”) on March 31, 2009, and subsequent filings with the SEC. The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this statement or to reflect the occurrence of unanticipated events, except as required by law.

Contact:	Digital Angel Jay McKeage (651) 554-1564 jmckeage@digitalangel.com

#      #      #